AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) to the Amended and Restated Employment Agreement dated February 20, 2019 between Tenable, Inc. (“Tenable” or “Company”) and Stephen A. Vintz (“Executive”) (the “Agreement”) is made and entered into as of August 5, 2025.

    WHEREAS, Tenable desires to continue to employee Executive to perform such services as described below, in accordance with the terms hereof; and

    WHEREAS, Executive desires to be employed by Company, in accordance with the terms hereof;

    NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2.Section 6.2(a)(i) of the Agreement shall be deleted in its entirety and replaced with the following language:

An amount equal to eighteen (18) months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular bimonthly payroll dates (the “Cash Severance”);

3.Section 6.2(e) of the Agreement shall be deleted in its entirety and replaced with the following language:

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, without the Executive's express prior written consent: (i) a material reduction in the Executive's base salary (other than a general reduction in base salary that affects all other members of the Company’s executive management); (ii) a material reduction in the Executive's Target Bonus opportunity (only applicable in connection with a Change in Control); (iii) a material relocation in the geographic location at which Executive is required to perform services for the Company, including any requirement that the Executive regularly report to a Company office or relocate from their home office location, except as may be reasonably required for travel that is consistent with Executive’s position and responsibilities; (iv) any material breach by the Company of any material provision of this Agreement, or any material provision of any other agreement between the Executive and the Company concerning the terms and conditions of Executive’s employment; (v) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (vi) a material, adverse diminution in the Executive's title, authority, duties, responsibilities, or reporting structure (for purposes of clarity, a material diminution will be deemed to have occurred if a portion of the role involved responsibilities related to being a public company and the Company is no longer a public reporting entity). The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.

4.Except as set forth herein, all terms and conditions set forth in the Agreement are unchanged and remain in full force and effect.

In Witness Whereof, the parties have executed this Amendment on the day and year written above.
Tenable, Inc.

By:	/s/ Linda Zecher Higgins
Linda Zecher Higgins
Compensation Committee Chair,
Tenable Holdings, Inc.

Executive:
/s/ Stephen A. Vintz
Stephen A. Vintz